EXHIBIT 99.1

Xtreme Oil & Gas Has Engaged Williams Financial Group as its Investment Banker

PLANO, TX--Xtreme Oil & Gas, Inc. (OTCQB: XTOG) (OTC.BB: XTOG), announced today that the company has engaged Williams Financial Group (WFG) to assist the Company’s Board of Directors and management in fulfilling our acquisition strategy and enhancing shareholder value and liquidity.  WFG is a FINRA member and SEC-registered broker-dealer.

The tank truck service company is an oilfield trucking service company providing oilfield fluid trucking services principally in Oklahoma. Headquartered in Oklahoma with regional operations in Anadarko Basin, Arkoma Basin and Granite Wash play in Oklahoma.  The Company operates 32 transport trucks, one bobtail truck and 115 frac tanks.

"We are pleased to engage the finance professionals at Williams Financial Group,” stated Willard G. McAndrew III, CEO of Xtreme Oil & Gas. “WFG provides Xtreme with exceptional advice and access to capital markets as we expand in the oilfield services sector.  The tank truck service company is our first planned acquisition that will enhance our cash flow and asset base.”

Xtreme Oil & Gas, Inc. is a Dallas-based independent energy company engaged in the exploration, development, acquisition, and production of crude oil and natural gas with operations from properties it owns in Texas, Oklahoma, and Kansas. The company’s oilfield services disposes of saltwater for independent energy producers.

Williams Financial Group, founded in 1988, is a privately held Dallas-based financial services firm with over 6.5 billion in assets under management.

WFG provides a broad range of brokerage, advisory and investment services to over 270 independent Financial Professionals, giving them the ability to independently serve their own clients who are primarily individual investors and select institutions.

To facilitate the engagement of WFG Financial, Inc. by Xtreme, Xtreme and Southwest Securities have mutually agreed to terminate their engagement.

Forward-Looking Statements

Statements included in this release related to Xtreme Oil & Gas, Inc. constitute or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the inherent uncertainty of finding and developing oil and gas properties, the technological and financial difficulties inherent in these activities, the price of hydrocarbons and the Company's ability to estimate accurately net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Company
Xtreme Oil & Gas, Inc.
(214) 432-8002
www.xtoginc.com